Exhibit 6.7

PROMISSORY NOTE

Principal $1,000,000.00	Loan Date 01-28-2019	Maturity 01-15-2022	Loan No 38536101	Call / Coll 40 / 5	Account	Officer MS	Initials

References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing "***" has been omitted due to text length limitations.

Borrower:	Iroquois Valley Farms, LLC	Lender:	RSF Social Investment Fund, Inc.
	P.O. Box 267 Wilmette, IL 60091		1002 O'Reilly Avenue San Francisco, CA 94129

Principal Amount: $1,000,000.00	Date of Note: January 28, 2019

PROMISE TO PAY. Iroquois Valley Farms, LLC ("Borrower") promises to pay to RSF Social Investment Fund, Inc. ("Lender"), or order, in lawful money of the United States of America, the principal amount of One Million & 00/100 Dollars ($1,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on January 15, 2022. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning February 15, 2019, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to principal; then to any accrued unpaid interest; then to any late charges; and then to any unpaid collection costs.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an index which is the “RSF Prime Rate” means the interest rate determined by Lender from time to time as informed by Lender’s community of borrowers, which is adjusted quarterly and published on Lender’s website at http://rsfsocialfinance.org. (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each quarter. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 5.500% per annum. Interest on the unpaid principal balance of this Note will be calculated as described in the "INTEREST CALCULATION METHOD" paragraph using a rate of 0.500 percentage points under the Index, resulting in an initial rate of 5.000%. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

RECEIPT OF PAYMENTS. All payments must be made in U.S. dollars and must be received by Lender at: RSF Social Investment Fund, Inc.

1002 O'Reilly Avenue

San Francisco, CA 94129

All payments must be received by Lender consistent with any written payment instructions provided by Lender. If a payment is made consistent with Lender's payment instructions but received after 4:00 PM Pacific Time on a business day, Lender will credit Borrower's payment on the next business day.

PREPAYMENT FEE. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Upon prepayment of this Note, Lender is entitled to the following prepayment fee: In the event that Borrower terminates the revolving line of credit intended hereunder prior to the Maturity Date, Borrower acknowledges, consents and agrees that it shall owe and be obligated to pay to Lender a termination of revolving line fee in amount of 2.00% of the total loan amount (the Termination of Line Fee"). This fee shall be waived if Lender's Prime Rate increases by 125 basis point during the term of the loan bringing Lenders Prime Rate to 7.00%. Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: RSF Social Investment Fund, Inc.; 1002 O'Reilly Avenue; San Francisco, CA 94129.

LATE CHARGE. If a payment is 11 days or more late, Borrower will be charged $50.00.

INTEREST AFTER DEFAULT. Upon default, the interest rate on this Note shall, if permitted under applicable law, immediately increase by adding an additional 5.000 percentage point margin ("Default Rate Margin"). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or Insolvency. The dissolution of Borrower (regardless of whether election to continue is made), any member withdraws from

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Borrower, or any other termination of Borrower's existence as a going business or the death of any member, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

JUDGEMENTS. A judgment or judgments for the payment of money shall be rendered against Borrower or any guarantor of the Obligations, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution except for judgments issued in the ordinary course of business.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

INDEMNITY. Borrower agrees to indemnify and hold the Lender and its directors, officers, employees, agents and attorneys (each, an “Indemnitee”) harmless from and against all claims, causes of action, suits, demands, obligations, liabilities, damages and losses, costs, penalties, fees and expenses (including, without limitation, attorney’s fees and disbursements) in connection therewith, brought or threatened against any Indemnitee by Borrower, any guarantor or endorser of the Obligations, or any other person, in any way suffered, incurred or paid as a result of or in any way arising out of or following or consequential to its transactions or relationship with the Borrower and irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought, except for any claim arising out of the gross negligence or willful misconduct of the Lender. This indemnity provision shall survive the termination of this Agreement and the Related Documents, and/or any termination, release or discharge executed by Lender in favor of Borrower. To the extent that the foregoing undertaking by the Borrower may be unenforceable for any reason, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the foregoing indemnified liabilities which is permissible under applicable law.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of California.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Cook County, State of Illinois.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

COLLATERAL. Borrower acknowledges this Note is secured by a) a Deed of Trust dated October 28, 2015 to a trustee in favor of Lender on real property located in St. Joseph County, State of Illinois. That agreement contains the following due on sale provision: Lender may, at Lender's option, declare immediately due and payable all sums secured by the Deed of Trust upon the sale or transfer, without Lender's prior written consent, of all or any part of the Real Property, or any interest in the Real Property. A "sale or transfer" means the conveyance of Real Property or any right, title or interest in the Real Property; whether legal, beneficial or equitable; whether voluntary or involuntary; whether by outright sale, deed, installment sale contract, land contract, contract for deed, leasehold interest with a term greater than three (3) years, lease-option contract, or by sale, assignment, or transfer of any beneficial interest in or to any land trust holding title to the Real Property, or by any other method of conveyance of an interest in the Real Property. If any Borrower is a corporation, partnership or limited liability company, transfer also includes any change in ownership of more than twenty-five percent (25%) of the voting stock, partnership interests or limited liability company interests, as the case may be, of such Borrower. However, this option shall not be exercised by Lender if such exercise is prohibited by applicable law.

b)   Commercial Security Agreement dated January 15,2019, secured by a UCC Financing Statement recorded November 4, 12015, as instrument number 20815817 with the Il Secretary of State.

LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note, as well as directions for payment from Borrower's accounts, may be requested orally or in writing by Borrower or as provided in this paragraph. Lender may, but need not, require that all oral requests be confirmed in writing. The following person or persons are authorized, except as provided in this paragraph, to request advances and authorize payments under the line of credit until Lender receives from Borrower, at Lender's address shown above, written notice of revocation of such authority: Kevin Egolf, Manager of Iroquois Valley Farms, LLC. Advances under this Loan, as well as directions for payment from Borrower's accounts, must be requested in writing by authorized persons of Borrower. Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of Borrower when the applicable funds are either: up to 100% of purchase price (provided that the aggregate principal amount outstanding at any time shall not exceed the "Loan Amount") to acquire real property to be owned by Borrower and used for its stated purpose as organic farmland for lease, or to purchase property specifically to be sold to qualified farmers, to which purchase money may use the full amount of the loan amount. At the time of the closing of the applicable acquisition, the Borrower must satisfy all terms and conditions, including the following:

(1)  Submittal to Lender of all requested documentation related to the acquisition of the applicable property (including the purchase and sale agreement).

(2)  At Lender's option and at Borrower's expense, submittal of a title continuation letter, date-down endorsement or similar item from the title company with respect to the collateralized property.

(3)  Payment of all other out-of-pocket expenses incurred by Lender in connection with the disbursement (including any lien or similar searches required by Lender).

No Event of Default shall then exist, all representations and warranties shall then be true, correct and complete, and no material adverse change

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Loan No: 38536101		Page 3

shall have occurred with respect to Borrower or the collateralized real property.

Additionally, up to 50% of the total Loan amount ($500,000) may be used by Borrower to redeem shareholder interests of Borrower's shareholders in accordance with the terms of Borrower's Operating Agreement. The draws may be used for no other purpose. For this draw to occur, the Borrower must satisfy all terms and conditions, including the following:

(1)  Submittal to Lender of all requested documentation related to each redemption (including the request from the applicable investor(s) and evidence of Borrower's Board of Director's approval of each such redemption).

(2)  Payment of all other out-of-pocket expenses incurred by Lender in connection with the disbursement (including any lien or similar searches required by Lender).

(3)  No Event of Default shall then exist, all representations and warranties shall then be true, correct and complete, and no material adverse change shall have occurred with respect to Borrower or the collateralized real property. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs.

WAIVER OF JURY TRIAL. BY EXECUTING THIS AGREEMENT, BORROWER DOES HEREBY WAIVE TO THE FULLEST EXTEND POSSIBLE UNDER LAW ITS RIGHT TO JURY TRIAL UNDER THE UNITED STATES CONSTITUTION, THE CONSTITUTION OF THE STATE OF CALIFORNIA AND ALL APPLICABLE STATUES, AND SUCH WAIVER SHALL EXTEND TO ANY AND ALL CLAIMS, REGARDLESS OF WHETHER SUCH CLAIMS ARE ULTIMATELY ARBITRATED PURSUANT TO THIS PROVISION OR DECIDED THROUGH JUDICIAL PROCEEDINGS.

PRIOR NOTE. Promissory note dated October 30, 2015 in the original principal amount of $1,000,0000.00 between Borrower and Lender.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Borrower may notify Lender if Lender reports any inaccurate information about Borrower's account(s) to a consumer reporting agency. Borrower's written notice describing the specific inaccuracy(ies) should be sent to Lender at the following address: RSF Social Investment Fund, Inc., 1002 O'Reilly Avenue, San Francisco, CA 94129.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

IROQUOIS VALLEY FARMS, LLC

By: /s/ Kevin Egolf,

Kevin Egolf, Manager of Iroquois Valley Farms, LLC